Exhibit 99.1

Adopted: [*], 2026

RAY MAPLE INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction

The Board of Directors (the “Board”) of Ray Maple Inc. (the “Company”) has adopted this code of ethics (this “Code”), which is applicable to all directors, officers, and employees (to the extent that employees are hired in the future) (each a “person” as used herein) of the Company, with the intent to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules, and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Board. In this Code, references to the “Company” mean Ray Maple Inc., and include, in appropriate context, the Company’s subsidiaries. The Company will make this Code publicly available as required by applicable SEC and Nasdaq rules, including by posting it on the Company’s website and filing it as an exhibit to the Company’s Annual Report on Form 20-F.

2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty, and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests. Specifically, each person must:

●	Observe all applicable governmental laws, rules, and regulations.

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

●	Deal fairly with the Company’s customers, suppliers, competitors, and employees.

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice with the Company’s customers, suppliers and business partners, and any other companies or individuals with whom the Company does business or comes into contact.

●	Protect the assets of the Company and ensure their proper use.

●	Refrain from (i) taking for themselves corporate or business opportunities that are discovered through the use of corporate assets, (ii) using corporate assets, information, or position for personal gain, and (iii) competing with the Company.

●	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his/her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

➢	any significant ownership interest in any supplier or customer;

➢	any consulting or employment relationship with any customer, supplier, or competitor;

➢	any outside business activity that detracts from a person’s ability to devote appropriate time and attention to his/her responsibilities with the Company;

➢	the receipt of any money, non-nominal gifts, or excessive entertainment from any entity with which the Company has current or prospective business dealings;

➢	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any close relative;

➢	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

➢	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

➢	any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes - or even appears to interfere - with the interests of the Company as a whole.

3. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

●	in relation to his/her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the audit committee of the Board (the “Audit Committee”) any information he/she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules, and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5. Reporting and Accountability

Audit Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each person must:

●	Notify the Chairman of Audit Committee promptly of any existing or potential violation of this Code.

●	Not retaliate against any other person for reports of potential violations that are made in good faith. The Company will follow the following procedures in investigating and enforcing this Code and in reporting on this Code.

●	The Audit Committee will take all appropriate action to investigate any breaches reported to it.

●	If the Audit Committee determines by majority decision that a breach has occurred, it will inform the Board.

●	Upon being notified that a breach has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, if one exists, and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

6. Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 20-F or in a Current Report on Form 6-K filed with the SEC. In addition, any waiver of this Code for a director or executive officer of the Company will be disclosed as required by applicable SEC rules and the listing rules of The Nasdaq Stock Market LLC.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Insider Trading And Dissemination Of Inside Information

Each person shall comply with the Company’s policy regarding insider trading and dissemination of inside information.

8. Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation. Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

9. Improper Influence on Conduct of Audits

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of our directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical threats.

10. Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act and other applicable anti-bribery and anti-corruption laws of the jurisdictions in which it operates, such as the Hong Kong Prevention of Bribery Ordinance. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

11. Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

12. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers, or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

13. Confidentiality

Each person must not disclose confidential information regarding the Company or its affiliates, unless such disclosure is authorized or required by law. Confidential information includes all non-public information that may be harmful to, or useful to the competitors of, the Company or its affiliates. Also, all reports and records prepared or maintained pursuant to this Code will be considered confidential and will be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters will not be disclosed to anyone other than the Board and the Company’s counsel.

14. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Chairman of the Audit Committee.

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